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                                                                      EXHIBIT 12


DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


(In millions, except ratios)

                                                        -------        -------        -------        -------        -------
                                                         2000           1999           1998           1997           1996
                                                        -------        -------        -------        -------        -------
Earnings (loss):
         Earnings (loss) before income taxes and
         cumulative effect of accounting change         $ 1,549        $ 2,093        $ 1,776        $ 1,543        $   419

Add (deduct):
         Fixed charges from below                         1,056            800            682            675            677
         Interest capitalized                               (45)           (48)           (40)           (36)           (28)
                                                        -------        -------        -------        -------        -------

Earnings (loss) as adjusted                             $ 2,560        $ 2,845        $ 2,418        $ 2,182        $ 1,068

Fixed charges:
         Interest expense                               $   426        $   250        $   179        $   201        $   226
         Portion of rental expense representative
         of the interest factor                             630            550            503            474            451
                                                        -------        -------        -------        -------        -------

Total fixed charges                                     $ 1,056        $   800        $   682        $   675        $   677

Ratio of earnings to fixed charges                         2.42           3.56           3.55           3.23           1.58
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